Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q1 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease First Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's First Quarter 2021 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. I am pleased to report that GNL had an excellent quarter, highlighted by AFFO of $0.44 per share, cash NOI growth of 14.6% to $80.9 million and the ongoing construction of a robust forward acquisition pipeline, including the acquisition of the McLaren Group's headquarters that we announced a few weeks ago, and which closed on April 28, 2021.

For the quarter, we collected substantially all of the original cash rent that was payable, including 100% of the cash rent payable from our top 20 tenants which represents almost half of our total annual cash rent, underscoring the quality and resilience of our existing portfolio. Our historic emphasis on credit quality, underwriting, asset selection and due diligence have all helped shape a portfolio that continues to perform well. On a geographic basis, GNL collected 100% of the cash rent payable from our U.K., European and North American assets.

Our year to date closed and forward pipeline acquisitions exceed $250 million of contract purchase price at a going-in cap rate of 9.3% and a weighted average remaining lease term of 19.4 years. The acquisitions consist of six properties, half of which are located in the US and half in England, and total almost nine hundred thousand square feet. The pipeline acquisitions are primarily Industrial assets, with some office and R&D components.

The largest of these acquisitions is the McLaren Group Global Headquarters, which closed on April 28, 2021 at a contract purchase price of 170 million pounds, or $236 million. This three-property sale-leaseback is an excellent addition to GNL's portfolio and illustrates our ability source large scale, global opportunities at what we believe to be well below replacement cost. We are very pleased to have been able to collaborate and work with the management team of the McLaren Group to effect this transaction. The campus is being acquired at a going-in cap rate of 9.5% and an average cap rate of 10.8%. The annual base rent is subject to a one-time contingent adjustment which only occurs upon a McLaren Holdings Limited corporate credit rating enhancement to B- (or equivalent) from one of S&P, Moody’s or Fitch by May 2023 and if the Company refinances the debt incurred to acquire the property by December 2024. If these conditions are not met, the adjustment will not occur. The Company is under no obligation to complete a refinancing of this loan, and we do not expect to do so during the first year of the lease. Additional information regarding this transaction will be available in our 10-Q when it is filed. The new 20-year triple net lease includes annual rent escalations with a floor of 1.25% and a ceiling of 4% based on CPI, which has averaged 1.9% annually over the last decade. The state-of-the-art buildings were designed by renowned architect Norman Foster, have won numerous awards and obtained Carbon Standard recognition from the Carbon Trust for their environmentally conscious features. The acquisition exemplifies the strength of GNL’s global presence, and our ability to execute accretive sale-leaseback opportunities in a competitive marketplace. We believe our global presence as a leading net lease REIT will continue to provide attractive acquisition opportunities that complement our best-in-class portfolio

Our $4.3 billion, 306 property portfolio is nearly fully occupied at 99.7% leased with a weighted average remaining lease term of 8.3 years at the end of the quarter. Geographically, 237 of our properties are in the U.S. and Canada and 69 are in the U.K. and Western Europe, representing 65% and 35% of annualized rent revenue, respectively. Our portfolio is well-diversified with 130 tenants in 48 industries, with no single industry representing more than 12% of the whole portfolio, based on straight-line rent.

Our property mix continues to evolve and is currently 49% industrial and distribution, 46% office, and 5% retail, compared to 47% industrial and distribution, 48% office, and 5% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, over 66% of straight-line rent comes from Investment Grade or implied Investment Grade tenants.

Our portfolio is focused on long-term, triple net leases of single-tenant properties and we have minimal 2021 lease expirations. That being said, we have signed a non-binding letter of intent or are under agreement on four lease renewals for 626,000 feet that would extend leases with these tenants by over six years. Included in this group is an executed lease with Shaw Development, a Baa1 tenant in Naples, Florida, to extend to twelve years and a signed letter of intent for a lease extension with Auchan, an implied Baa3 tenant in Bordeaux, France, for nine years. Although we frequently discuss our extensive acquisition success, it should be noted that our team is capable of the full scope of services needed to operate, manage and grow a portfolio of this size, including the less visible leasing, asset management, legal, accounting and reporting work that keeps everything running smoothly.

Superior execution by our team and the strength of our portfolio contributed to continuing quarter-over-quarter growth in adjusted EBITDA, Cash NOI and AFFO. Cash NOI increased to $80.9 million in the first quarter of 2021, up from $71M in the first quarter of 2020. For the quarter, AFFO per share was $0.44 per share, equal to the $0.44 per share we reported in the first quarter of 2020. The Company distributed $36.2 million in common dividends to shareholders in the quarter, or $0.40 per share.

With that, I'll turn the call over to Chris to walk through the operating results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the first quarter 2021 we recorded adjusted EBITDA of $68.1 million, up from $60.1 million in the first quarter of 2020. We also reported a 12.8% increase in revenue to $89.4 million from $79.2 million, with net loss attributable to common stockholders of $832 thousand. FFO and AFFO for the first quarter were $38.9 million and $40.4 million, respectively, or $0.42 and $0.44 per share, compared to $0.43 and $0.44 per share in the first quarter of 2020. The company paid common stock dividends of $36.2 million or $0.40 per share for the quarter. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.0 billion at a weighted-average interest rate of 3.3%. Our net debt to adjusted EBITDA ratio was 7.4x at the end of the quarter. The weighted-average debt maturity at the end of the first quarter 2021 was 5.1 years. The components of our debt include $500.0 million in senior notes, $125.9 million on the multi-currency revolving credit facility, $289.8 million on the term loan and $1.4 billion of outstanding gross mortgage debt. This debt was approximately 96% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.6x. As of March 31, 2021, liquidity was approximately $350 million..

Our net debt to enterprise value was 49.9% with an enterprise value of $4.0 billion based on the March 31, 2021 closing share price of $18.06 for common shares, $26.66 for Series A preferred shares and $25.55 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

We had a very good first quarter, building on the strength of our carefully constructed, best-in-class, mission critical portfolio. The senior unsecured notes we closed in the end of the fourth quarter, at a 3.75% coupon, enhanced our capital structure by locking in rates in an historically low interest rate environment and provided valuable experience for the construction of potential future issuances. Our $257.0 million forward pipeline of completed and pending acquisitions, at a weighted average 10.5% cap rate, will continue GNL's growth trajectory and the long weighted-average lease duration of these assets ensure that they will enhance our portfolio for a long period of time. We are excited about the acquisition of the McLaren headquarters and proud to have McLaren as a true partner in this state-of-the-art facility. Rent collection remains at nearly 100% and we reported superior first quarter Adjusted EBITDA and Cash NOI compared to last year. We will continue to pursue additional accretive acquisitions, and believe that the outstanding performance of our best-in-class global portfolio will continue to contribute to growth in our future quarterly results.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].